SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                            (Amendment No.   )


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                         REYNOLDS METALS COMPANY
___________________________________________________________________________

             (Name of Registrant as Specified In Its Charter)


___________________________________________________________________________

                (Name of Person(s) Filing Proxy Statement
                      if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1)  Title of each class of securities to which transaction applies:
          ______________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          ______________________________________________________

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ______________________________________________________

     (5)  Total fee paid:
          ______________________________________________________


[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          __________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          __________________________________________________

     (3)  Filing Party:
          __________________________________________________

     (4)  Date Filed:
          __________________________________________________

                   REYNOLDS METALS COMPANY
                   6601 West Broad Street
                  Richmond, Virginia 23230


                                            April 20, 2000


To Our Stockholders:

You are cordially invited to attend the 2000 annual meeting of stockholders of Reynolds Metals Company to be held on Thursday, June 15, 2000, at 4:00 p.m., Eastern Daylight Time, at Reynolds' offices at 6601 West Broad Street, Richmond, Virginia.

We look forward to our planned merger with Alcoa Inc. and are pleased that you, our stockholders, approved the merger at the special meeting held on February 11, 2000. While the merger is still pending, we must continue to conduct business as usual. Therefore, we are scheduling our 2000 annual meeting of stockholders now, while we continue to work toward completion of the merger.

This booklet contains the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Reynolds.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES
YOU OWN.  PLEASE VOTE BY COMPLETING AND RETURNING THE
ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE.  YOU ALSO
MAY CAST YOUR VOTE IN PERSON AT THE ANNUAL MEETING. If you plan to attend, please mark the attendance box on the proxy card.

If our merger with Alcoa Inc. is completed before June 15, 2000, the annual meeting will not be held.

                              Sincerely,

                              JEREMIAH J. SHEEHAN

                              Jeremiah J. Sheehan
                              Chairman of the Board and
                              Chief Executive Officer

NOTICE OF
REYNOLDS METALS COMPANY
2000 ANNUAL MEETING OF STOCKHOLDERS



The 2000 annual meeting of stockholders of Reynolds Metals
Company will be held on Thursday, June 15, 2000, at 4:00 p.m., Eastern Daylight Time, at Reynolds' offices at 6601 West Broad
Street, Richmond, Virginia, for the following purposes:

     1.   To elect directors;

     2.   To ratify the selection of Ernst & Young LLP as
          Reynolds' independent auditors for 2000; and

     3. To consider and act upon a stockholder proposal relating to the CERES Principles, if presented at the meeting.

In addition, stockholders may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The record date for the annual meeting is April 19, 2000.
Stockholders of record at the close of business on that date are entitled to vote at the meeting.

If Reynolds' merger with Alcoa Inc. is completed before June 15,
2000, the annual meeting will not be held. Reynolds will give public notice of its cancellation, if applicable, before the time of the meeting in accordance with Reynolds' By-Laws.


                              By order of the Board of Directors,


                                   DONNA C. DABNEY

                                   DONNA C. DABNEY
                                   Secretary

April 20, 2000

                         TABLE OF CONTENTS


                                                                  Page
                                                                  ----
VOTING PROCEDURES.................................................   1

MERGER WITH ALCOA INC. ...........................................   2

MATTERS TO BE ACTED UPON
  ITEM 1.  ELECTION OF DIRECTORS..................................   3
     Nominees.....................................................   3
     Certain Relationships........................................   6
     Board and Committee Meetings.................................   6
     Committees of the Board of Directors.........................   7
     Compensation of Directors....................................   9
  ITEM 2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS......  11
  ITEM 3.  STOCKHOLDER PROPOSAL RELATING TO THE CERES PRINCIPLES..  11
  Other Matters...................................................  13

STOCK OWNERSHIP INFORMATION
  Holders of More Than 5%.........................................  14
  Director and Executive Officer Stock Ownership..................  15
  Stock Ownership Guidelines......................................  16
  Section 16(a) Beneficial Ownership Reporting Compliance.........  16

EXECUTIVE COMPENSATION
  Report of Compensation Committee on Executive Compensation......  17
  Performance Graph...............................................  22
  Summary Compensation Table......................................  23
  Stock Option Grants in 1999.....................................  25
  Aggregated Option Exercises in 1999 and Option Values
   at December 31, 1999...........................................  26
  Pension Plan Table..............................................  27
  Change in Control and Termination Arrangements..................  28

GENERAL INFORMATION
  Annual Report...................................................  32
  Form 10-K Report Requests.......................................  32
  Stockholder Proposals for the 2001 Annual Meeting...............  32
  Stockholder Nominations and Notice of Other Business............  32

                      YOUR VOTE IS IMPORTANT
PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE
REPRESENTED AT THE MEETING. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE
ENVELOPE PROVIDED.

PROXY STATEMENT

FOR
2000 ANNUAL MEETING OF STOCKHOLDERS
OF REYNOLDS METALS COMPANY


VOTING PROCEDURES
----------------------------------------------------------------

GENERAL
The Board of Directors of Reynolds Metals Company is soliciting proxies to be used at Reynolds' 2000 annual meeting of stockholders. This proxy statement and the accompanying proxy materials are first being mailed or given to stockholders on or about April 24, 2000.

We sometimes refer to Reynolds Metals Company in this proxy statement as "Reynolds", "we" or "the Company." The term "common stock" means Reynolds common stock, without par value.

WHO CAN VOTE
Holders of record of Reynolds common stock at the close of business on April 19, 2000 may vote at the meeting. On that date, 63,677,199 shares of common stock were outstanding. The shares of common stock in Reynolds' treasury on that date will not be voted.

HOW YOU CAN VOTE
You may vote by completing, dating, signing and returning your proxy card in the enclosed envelope, or by attending the meeting and voting in person. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

You have three choices on each matter to be voted upon. For the election of directors, you may vote:
 .  For all of the nominees;
 .  For none of the nominees; or
 .  For all of the nominees except those you designate.

For each of the other items, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all director nominees as set forth under Item 1; "FOR" approval of auditors under Item 2; and "AGAINST" the stockholder proposal under Item 3. If matters other than those indicated on the accompanying proxy card are properly presented for a vote at the meeting, shares represented by proxies will be voted in accordance with the discretion of the holders of the proxies.

HOW YOU MAY REVOKE YOUR PROXY
You may revoke your proxy at any time before the polls close at the meeting by:
 .  notifying Reynolds' Secretary in writing that you have revoked your proxy;
 .  submitting another properly signed proxy that is later dated;
   or
 .  attending the meeting and voting in person.

REQUIRED VOTES
You are entitled to cast one vote for each share of common stock you own. A quorum is required to transact business at the meeting. A quorum is a majority of the shares entitled to vote present in person or represented by proxy at the meeting.

The election of each director nominee, and the approval of each of the other items submitted for a vote of the stockholders, require the affirmative vote of a majority of the votes cast by stockholders who are present in person or represented by proxy and entitled to vote at the meeting.

Abstentions will be counted for purposes of determining whether a quorum exists and will have the effect of votes against an item. Proxies submitted by brokers that do not indicate a vote for some or all of the items of business because the brokers do not have discretionary voting authority and have not received instructions as to how to vote on those items from the beneficial owners of the shares (so-called "broker non-votes") will have no effect on the vote.

COSTS OF PROXY SOLICITATION
Reynolds pays the cost of soliciting proxies. We have retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to assist in the solicitation of proxies, at a fee of $11,000 plus reimbursement of out-of-pocket expenses. Reynolds expects to solicit proxies primarily by mail, but directors, officers and other employees of Reynolds may solicit proxies in person or by telephone, facsimile transmission or other means of electronic communication. Reynolds will reimburse brokers, banks, nominees, fiduciaries and other custodians for their reasonable expenses in forwarding proxy materials to, and obtaining voting instructions from, persons for whom they hold Reynolds stock.

------------------------------------------------------------------
MERGER WITH ALCOA INC.
------------------------------------------------------------------

On August 18, 1999, Reynolds, Alcoa Inc. (Alcoa) and RLM
Acquisition Corp., a wholly owned subsidiary of Alcoa, entered into an agreement and plan of merger. Under the merger agreement, each outstanding share of Reynolds common stock would be converted into
1.06 shares<F1> of Alcoa common stock and Reynolds would become wholly owned by Alcoa. Completion of the merger, which was approved by Reynolds' stockholders at a special meeting held on February 11, 2000, is subject to customary closing conditions, including review by antitrust regulatory authorities.

If the merger is completed before June 15, 2000, the annual meeting of Reynolds' stockholders will not be held.  Reynolds will give public notice of its cancellation, if applicable, before the time of the meeting in accordance with Reynolds' By-Laws.
[FN]
__________________________
<F1>  Alcoa has declared a 2-for-1 stock split, subject to approval by its shareholders at a meeting scheduled for May 12, 2000. If approval is received, additional Alcoa common shares will be distributed on June 9, 2000 to Alcoa shareholders of record on May
26, 2000. If the stock split is approved, and the Reynolds-Alcoa merger occurs after May 26, 2000, the exchange ratio will be adjusted from 1.06 to 2.12.

MATTERS TO BE ACTED UPON

------------------------------------------------------------------

ITEM 1.  ELECTION OF DIRECTORS

The Board of Directors proposes that the eleven nominees named below be elected to serve as directors of Reynolds. Under Reynolds' By-Laws, directors are elected for one year and hold office until their successors are elected and qualified. All of the nominees are currently Reynolds directors and were elected at the 1999 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the election of all eleven nominees. If you provide your proxy but do not specify how you want your shares voted, we will vote them for the election of all eleven nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.


NOMINEES
-------------------------------------------------------------------
PATRICIA C. BARRON
Age:                          57
Director Since:               1994
Principal Occupation:         Clinical Associate Professor of the Leonard
                              N. Stern School of Business of New York
                              University
Recent Business Experience:   Mrs. Barron has been Clinical Associate
                              Professor of the Leonard N. Stern School of
                              Business of New York University since
                              September 1999.  From November 1998 to
                              September 1999, she was Executive in
                              Residence and Senior Fellow of the Leonard N.
                              Stern School of Business of New York
                              University.  From 1997 to June 1998, she was
                              Corporate Vice President, Business Operations
                              Support, Xerox Corporation, a manufacturer of
                              office systems and equipment.  From 1993 to
                              June 1998, she was Vice President of Xerox
                              Corporation and President, Engineering
                              Systems Division, of Xerox Corporation.
Other Directorships:          ARAMARK Corporation, Quaker Chemical
                              Corporation and Teleflex Incorporated

----------------------------------------------------------------------
JOHN R. HALL
Age:                          67
Director Since:               1985
Principal Occupation:         Retired Chairman of the Board and Chief
                              Executive Officer, Ashland Inc.
Recent Business Experience:   Mr. Hall has been non-executive Chairman of
                              the Board of Bank One Corporation, a
                              financial services corporation, since
                              December 21, 1999.  From July 1997 to
                              December 1998, he served as non-executive
                              Chairman of the Board of Arch Coal, Inc., a
                              coal company.  Mr. Hall was elected Chairman
                              of the Board and Chief Executive Officer of
                              Ashland Inc., a large multi-industry company
                              with operations in chemicals, motor oil and
                              car care products, and highway construction,
                              on October 1, 1981.  He retired as Chief
                              Executive Officer of Ashland Inc. on
                              September 30, 1996 and as Chairman of the
                              Board on January 30, 1997.
Other Directorships:          Bank One Corporation, The Canada Life
                              Assurance Company, CSX Corporation, Humana
                              Inc., LaRoche Industries Inc., UCAR
                              International Inc. and USEC Inc.
-----------------------------------------------------------------------

-----------------------------------------------------------------------
ROBERT L. HINTZ
Age:                          69
Director Since:               1986
Principal Occupation:         Chairman of the Board, R. L. Hintz &
                              Associates
Recent Business Experience:   Mr. Hintz has been Chairman of the Board of
                              R. L. Hintz & Associates, a management
                              services firm, since 1989.
Other Directorships:          Arch Coal, Inc. and The Chesapeake
                              Corporation
----------------------------------------------------------------------
WILLIAM H. JOYCE
Age:                          64
Director Since:               1995
Principal Occupation:         Chairman of the Board, President and Chief
                              Executive Officer, Union Carbide Corporation
Recent Business Experience:   Mr. Joyce has been Chairman of the Board,
                              President and Chief Executive Officer of
                              Union Carbide Corporation, a manufacturer of
                              chemicals and plastics, since January 1996.
                              From April 1995 to December 1995, he was
                              President and Chief Executive Officer, and
                              from 1993 to April 1995, he was President and
                              Chief Operating Officer, of Union Carbide
                              Corporation.
Other Directorships:          CVS Corporation and Union Carbide Corporation
------------------------------------------------------------------------
MYLLE BELL MANGUM
Age:                          51
Director Since:               1995
Principal Occupation:         Chief Executive Officer, MMS
Recent Business Experience:   Mrs. Mangum has been Chief Executive Officer
                              of MMS, a private company concentrating on
                              internet-based business to business loyalty
                              and incentive programs, since May 1999.  From
                              March 1997 to May 1999, she was Senior Vice
                              President, Expense Management and Strategic
                              Planning of Carlson Wagonlit Travel, a travel
                              and hospitality company.  From 1992 to March
                              1997, she was Executive Vice President,
                              Strategic Management of Holiday Inn
                              Worldwide, a subsidiary of Bass PLC engaged
                              in the operation of hotels worldwide.
Other Directorships:          Haverty Furniture Companies, Inc., Payless
                              ShoeSource, Inc. and Scientific-Atlanta, Inc.
------------------------------------------------------------------------
D. LARRY MOORE
Age:                          63
Director Since:               1995
Principal Occupation:         Retired President and Chief Operating Officer,
                              Honeywell Inc.
Recent Business Experience:   Mr. Moore served as President and Chief
                              Operating Officer of Honeywell Inc., a global
                              manufacturer of automation and control
                              systems, from 1993 to April 15, 1997.  Mr.
                              Moore retired from Honeywell Inc. on June 30,
                              1997.
Other Directorships:          The Geon Company, Cordant Technologies Inc.
                              and Howmet International Inc.
------------------------------------------------------------------------

------------------------------------------------------------------------
RANDOLPH N. REYNOLDS
Age:                          58
Director Since:               1984
Principal Occupation:         Vice Chairman and Executive Officer of
                              Reynolds Metals Company
Recent Business Experience:   Mr. Reynolds has been Vice Chairman and
                              Executive Officer of Reynolds Metals Company
                              since October 1996.  From 1994 to 1996, he
                              was Vice Chairman of the Board of the
                              Company.
------------------------------------------------------------------------
JAMES M. RINGLER
Age:                          54
Director Since:               1994
Principal Occupation:         Vice Chairman, Illinois Tool Works Inc.
Recent Business Experience:   Mr. Ringler has been Vice Chairman of
                              Illinois Tool Works Inc., a multinational
                              manufacturer of highly engineered products
                              and specialty systems, since December 1999.
                              From October 1997 to December 1999, he was
                              Chairman of the Board, President and Chief
                              Executive Officer of Premark International,
                              Inc., a multinational manufacturer and
                              marketer of food equipment, decorative
                              products and consumer products.  From 1996 to
                              September 1997, he was President and Chief
                              Executive Officer of Premark International,
                              Inc.  From 1992 to 1996, he was President and
                              Chief Operating Officer of Premark
                              International, Inc.
Other Directorships:          Union Carbide Corporation
------------------------------------------------------------------------
SAMUEL C. SCOTT, III
Age:                          55
Director Since:               1997
Principal Occupation:         President and Chief Operating Officer, Corn
                              Products International, Inc.
Recent Business Experience:   Mr. Scott has been President and Chief
                              Operating Officer of Corn Products
                              International, Inc., a corn refining company
                              created by the spin-off of the corn refining
                              business of Bestfoods (formerly known as CPC
                              International Inc.) since January 1998.  From
                              1991 to 1997, he was Vice President of CPC
                              International Inc., a worldwide consumer
                              foods and baking company, and from 1995 to
                              1997, he was President-Corn Refining
                              Business, a division of CPC International
                              Inc.
Other Directorships:          Corn Products International, Inc. and
                              Motorola, Inc.
------------------------------------------------------------------------

------------------------------------------------------------------------
JEREMIAH J. SHEEHAN
Age:                          61
Director Since:               1994
Principal Occupation:         Chairman of the Board and Chief Executive
                              Officer, Reynolds Metals Company
Recent Business Experience:   Mr. Sheehan has been Chairman of the Board
                              and Chief Executive Officer of Reynolds
                              Metals Company since October 1996.  From 1994
                              to 1996, he was President and Chief Operating
                              Officer of the Company.
Other Directorships:          Federal Reserve Bank of Richmond,
                              International Paper Company and Universal
                              Corporation
------------------------------------------------------------------------
JOE B. WYATT
Age:                          64
Director Since:               1992
Principal Occupation:         Chancellor, Vanderbilt University
Recent Business Experience:   Mr. Wyatt has been Chancellor of Vanderbilt
                              University since 1982.
Other Directorships:          El Paso Energy Corporation and Ingram Micro
                              Inc.
------------------------------------------------------------------------

CERTAIN RELATIONSHIPS
Randolph N. Reynolds' brother, William G. Reynolds, Jr., is a Vice President of Reynolds. The husband of Donna C. Dabney, Secretary and Assistant General Counsel of Reynolds, is a partner of McGuire, Woods, Battle & Boothe, L.L.P., a law firm which provides legal services to Reynolds.

BOARD AND COMMITTEE MEETINGS
The Board of Directors held eleven meetings in 1999. The Board has appointed from its members five standing committees of the Board, which met periodically during 1999. Incumbent directors' attendance at meetings of the Board and of standing committees on which they served averaged over 95% during 1999. All incumbent directors serving in 1999 attended at least 75% of such meetings. The Board also meets periodically in executive session.

COMMITTEES OF THE BOARD OF DIRECTORS
------------------------------------------------------------------------
  AUDIT COMMITTEE
  Members:               R. L. Hintz (Chairman)        J. M. Ringler
                         P. C. Barron                  S. C. Scott
                         J. R. Hall

  Number of Meetings or
  Consents in 1999:      3 meetings

  Principal Functions:   Recommends to the Board of Directors the firm to be
                         engaged by Reynolds as its independent auditors.

                         Reviews:
                         . the system of internal controls established by management and the Board of Directors and corporate compliance activities
                         . the audit function of Reynolds' independent auditors and its Internal Auditing Department and audit plans and procedures
                         .  Reynolds' financial statements
                         . Reynolds' policies on conflicts of interest and the prohibition of the use of corporate funds or other assets for improper purposes
                         . changes in accounting policies and the use of independent auditors for nonaudit services
                         .  Reynolds' risk management programs
                         .  the status of environmental and other reserves

------------------------------------------------------------------------
  COMMITTEE ON DIRECTORS
  Members:               J. M. Ringler (Chairman)      R. L. Hintz
                         P. C. Barron                  W. H. Joyce

  Number of Meetings or
  Consents in 1999:      1 meeting and 1 unanimous written consent

  Principal Functions:   Recommends to the Board of Directors:
                         .  persons to be considered for election to the Board
                         .  Board committee memberships and chairs
                         .  compensation to be paid to directors

                         Evaluates the corporate governance practices followed by the Board and its standing committees.

                         Will consider stockholder suggestions for nominees for director. Stockholder nominations for the 2001 annual meeting (if applicable) must be submitted in writing in accordance with the procedures set forth under "General Information - Stockholder Nominations and Notice of Other Business" below.

                         The Board of Directors has adopted a policy under which it will not nominate for election to the Board any person who has attained age 70. An officer of Reynolds serving as a member of the Board is expected to resign as a director at the time he or she ceases to be an officer. In addition, if a non-employee director has a substantial change in principal employment and/or responsibility, the director is expected to offer to resign from the Board. The Committee on Directors may decide not to accept the offer if it determines that the director's continued service on the Board is in Reynolds' best interests.

------------------------------------------------------------------------

------------------------------------------------------------------------
  COMPENSATION COMMITTEE
  Members:               J. R. Hall (Chairman)         S. C. Scott
                         M. B. Mangum                  J. B. Wyatt
                         D. L. Moore

  Number of Meetings or
  Consents in 1999:      6 meetings and 2 unanimous written consents

  Principal Functions:   Reviews and recommends to the Board, or determines,
                         the compensation paid to Reynolds' executive officers.

                         Administers designated executive compensation plans of Reynolds, including stock option, variable compensation, long-term performance share, and deferral plans. See "Report of Compensation Committee on Executive Compensation" below.

------------------------------------------------------------------------
  EXECUTIVE COMMITTEE
  Members:               J. J. Sheehan (Chairman)      R. N. Reynolds
                         W. H. Joyce                   J. M. Ringler

  Number of Meetings or
  Consents in 1999:      9 unanimous written consents

  Principal Functions:   Has the power to act in place of the Board of
                         Directors during intervals between meetings of the Board.

------------------------------------------------------------------------
  PENSION AND FINANCE COMMITTEE
  Members:               J. B. Wyatt (Chairman)        D. L. Moore
                         W. H. Joyce                   R. N. Reynolds
                         M. B. Mangum

  Number of Meetings or
  Consents in 1999:      2 meetings

  Principal Functions:   Oversees:
                         .  Reynolds' capital structure
                         .  the financial administration of the assets of the
                            pension plans of Reynolds and certain subsidiaries, including the selection of trustees and investment managers for the assets of these plans and periodic review of investment results

                         Maintains a statement of investment policy for the pension plans.

                         Appoints independent auditors for the pension plans.

------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

------------------------------------------------------------------------
FEES. Reynolds pays directors who are not employees of Reynolds or any of its subsidiaries the following fees for serving as a director:
 .  Annual Retainer........................................... $30,000
 .  Annual Fee to Chairman of the Audit Committee.............   4,000
 .  Annual Fee to Chairman of the Compensation Committee......   4,000
 .  Annual Fee to Chairman of other Board committees..........   3,000
 .  Fee for attending each Board and committee meeting........   1,000

Reynolds also reimburses non-employee directors for travel and other expenses reasonably incurred in connection with Reynolds business.

RESTRICTED STOCK PLAN. Reynolds makes a one-time grant of 1,000 shares of restricted common stock to each non-employee director sixty days after such director is initially elected to the Reynolds Board. These shares are subject to forfeiture and transfer restrictions. The restrictions expire as to 200 shares on the April 1 immediately following the date of grant (or, if later, the six-month anniversary of the date they were granted). The restrictions expire as to an additional 200 shares on each successive April 1. By the fifth April 1 following the date of grant, restrictions on all 1,000 shares will have expired, assuming continued service by the non-employee director throughout the period.

If a non-employee director ceases to be a member of the Reynolds Board because of death or disability or because of a change in control of Reynolds, restrictions on 200 shares will expire immediately, with all other restricted shares being forfeited. If a non-employee director leaves the Board for any other reason, all restricted shares will be forfeited.

STOCK PLAN. Reynolds makes an annual grant of 225 shares of phantom stock to each non-employee director during the director's service on the Board. This rate is increased to 425 shares of phantom stock per year once the restrictions have expired on all 1,000 shares of restricted stock awarded under the restricted stock plan described above.

The phantom stock is credited with dividend equivalents based on the dividends that would have been paid on the phantom stock if the director had actually owned shares of common stock. The annual grant is made in quarterly installments at the end of each calendar quarter.

The phantom stock accounts are payable in shares of common stock upon the non-employee director's retirement, resignation or death, or upon a change in control of Reynolds. Fractional shares are paid in cash.

-----------------------------------------------------------------------
DEFERRED COMPENSATION PLAN. Reynolds' non-employee directors may elect to defer part or all of their annual retainer and meeting fees. Directors may choose to have such amounts deferred into:
 . an interest account, which is credited with interest at an annual rate set by the plan committee, whose members are not eligible to participate in the plan, or
 . a phantom stock account, which is credited with dividend equivalents based on the dividends that would have been paid on the phantom stock if the director had actually owned shares of common stock.

The amounts deferred, plus any appreciation, are paid in cash on dates selected by the director in accordance with the plan. The director may receive payment in a lump sum or in annual installments over a two- to ten-year period. Upon a change in control of Reynolds, deferrals would be accelerated and paid out in a lump sum within 10 days of the change in control.

STOCK OWNERSHIP GUIDELINES. Reynolds has established stock ownership guidelines that apply to all non-employee directors. See "Stock Ownership Information -- Stock Ownership Guidelines" below.

ITEM 2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

-----------------------------------------------------------------------

Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent auditors to examine and report upon the financial statements of Reynolds and its consolidated subsidiaries for 2000. The Board is submitting this matter to stockholders for ratification.

Ernst & Young LLP served as Reynolds' independent auditors in 1999 and in prior years. If stockholders do not ratify the selection of Ernst & Young LLP, the Board will consider other independent auditors. Representatives of Ernst & Young LLP will attend the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR Item 2. Shares represented by proxies will be voted for approval unless instructions to the contrary are given on the proxy.

-----------------------------------------------------------------------

Item 3.  Stockholder Proposal Relating to the CERES Principles

-----------------------------------------------------------------------

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201-4118, owning 138,504 shares of common stock, has notified Reynolds that it intends to present the following proposal at the annual meeting. The proposal, as submitted, reads as follows:

"WHEREAS: Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

The integrity, utility, and comparability of environmental disclosure depend on using a common format, credible metrics, and a set of generally accepted standards. This will enable investors to assess environmental progress within and across industries.

The Coalition for Environmental Responsible Economics (CERES) - a ten-year partnership between large investors, environmental groups, and corporations - has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative, which has produced guidelines for standardizing environmental disclosure worldwide.

Companies which endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standard for environmental reporting. That standard is set by the endorsing companies together with CERES.

The CERES Principles and CERES Report have been adopted by leading firms in various industries: Arizona Public Service; Bank America; BankBoston; Baxter International; Bethlehem Steel; Coca-Cola; General Motors; Interface; ITT Industries; Northeast Utilities; Pennsylvania Power and Light; Polaroid; and Sun Company.

We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through:

 1.  Protection of the biosphere
 2.  Sustainable natural resource use
 3.  Waste reduction and disposal
 4.  Energy conservation
 5.  Risk reduction
 6.  Safe products/services
 7.  Environmental restoration
 8.  Informing the public
 9.  Management commitment
10.  Audits and reports

(Full text of the CERES Principles and accompanying CERES Report Form obtainable from: CERES, 11 Arlington Street, Boston, MA 02116; Tel:
617-247-0700/www.ceres.org).

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

                      SUPPORTING STATEMENT

Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance are indicators of prudent foresight exercised by management.

Given investors' needs for credible information about a firm's environmental performance, and given the number of companies that have already endorsed the CERES Principles and adopted its report format, it is a reasonable, widely accepted step for a company to endorse those Principles if it wishes to demonstrate its seriousness about superior environmental performance.

Your vote FOR this resolution serves the best interests of our Company and its shareholders."

POSITION OF REYNOLDS BOARD OF DIRECTORS

-------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. This proposal was defeated by Reynolds' stockholders at the last two annual meetings. The Board of Directors continues to believe that endorsement of the CERES Principles is not in the best interests of Reynolds or its stockholders.

We have carefully reviewed the CERES Principles and do not believe adoption would help Reynolds better fulfill its continuing commitment to global environmental responsibility. Reynolds already has in place an environmental, health and safety policy that includes a commitment to specific environmental, health and safety principles, many of which are similar to the CERES Principles. For example, Reynolds is committed to:

 . identifying and eliminating environmental risks and
  promoting health and safety;
 . continuing its efforts to minimize releases to the
  environment and to reduce energy consumption;
 . complying with applicable environmental requirements; and . providing public information on Reynolds' operations and their relation to the environment.

We do not believe that adopting another set of principles, on top of our existing environmental, health and safety policy and principles, would add value to Reynolds' environmental performance.

We also recognize the importance of performance and accountability in environmental matters. Reynolds' Audit Committee, which is composed solely of non-employee directors, receives a presentation at least once a year from Reynolds' chief environmental manager on Reynolds' overall environmental compliance activities. In addition, Reynolds has an ongoing program of facility compliance assessments. We believe our existing programs and initiatives, together with the requirement to comply with extensive local, state, federal and foreign regulations, already provide a strong basis of accountability on environmental matters to the public and all of Reynolds' stockholders.

We are very conscious that Reynolds' environmental management practices must be value-adding for all of Reynolds' stockholders (and not just a single group) to the maximum extent possible. In our view, implementing the proposal would burden Reynolds and its stockholders with additional reporting requirements and costs while not providing any greater environmental protection than already exists.

The Board of Directors therefore recommends a vote AGAINST Item 3. Shares represented by proxies will be voted against this item unless instructions to the contrary are given on the proxy.


-------------------------------------------------------------------------
OTHER MATTERS
-------------------------------------------------------------------------

The Board of Directors does not know of any other matters to be presented at the annual meeting. If any matter is properly presented for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxies.

STOCK OWNERSHIP INFORMATION

-----------------------------------------------------------------------------
HOLDERS OF MORE THAN 5%

The following table sets forth the name of each person who, based on publicly available information, beneficially owned at the dates indicated below more than 5% of the shares of Reynolds common stock outstanding; the number of shares of Reynolds common stock owned by each such person; and the percentage of the outstanding shares of Reynolds common stock represented thereby. This information with respect to beneficial ownership is based on information filed with the SEC under Section 13(d) or (g) of the Securities Exchange Act of 1934.

-------------------------------------------------------------------------

                                                     Amount and
                                                     Nature of
                                                     Beneficial
                                                     Ownership
Name and Address of                    Title of      (Number of     Percent
Beneficial Owner                        Class          Shares)      of Class
-------------------                  ------------    ----------     --------
HIGHFIELDS CAPITAL MANAGEMENT LP,    Common Stock    4,893,000<F1>   7.7%
HIGHFIELDS GP LLC,
JONATHON S. JACOBSON,
RICHARD L. GRUBMAN, AND
HIGHFIELDS CAPITAL LTD.
200 Clarendon Street, 51st Floor
Boston, Massachusetts  02117

ISP OPCO HOLDINGS INC.,              Common Stock    3,647,121<F2>   5.7%
ISP INVESTMENTS INC., AND
INTERNATIONAL SPECIALTY PRODUCTS INC.
300 Delaware Avenue, Suite 303
Wilmington, Delaware  19801

SAMUEL J. HEYMAN
1361 Alps Road
Wayne, New Jersey  07470

HEYMAN INVESTMENT ASSOCIATES
 LIMITED PARTNERSHIP AND
THE ANNETTE HEYMAN FOUNDATION INC.
333 Post Road West
Westport, Connecticut  06881

-------------------------------------------------------------------------

<F1> As reported in an Amendment No. 4 dated January 28, 2000 to a
     Schedule 13D dated March 17, 1999.  According to the filing,
     (1) Highfields Capital Management LP is principally engaged in the business of providing investment management services to the following investment funds: (a) Highfields Capital I LP;
     (b) Highfields Capital II LP; and (c) Highfields Capital Ltd. (the "Funds"); (2) Highfields GP LLC's principal business is serving as general partner of Highfields Capital Management LP; (3) Mr. Jacobson and Mr. Grubman are each a managing member of Highfields GP LLC and a managing director of Highfields Capital Management LP and in such capacity each acts as a portfolio manager of the Funds; and (4) Highfields Capital Ltd. is principally engaged in the business of buying, selling and owning securities and activities incidental thereto. The filing stated that each of the reporting persons had (a) sole voting and dispositive power with respect to all of the shares, except that Highfields Capital Ltd. had sole voting and dispositive power with respect to 3,401,797 shares; and (b) shared voting and dispositive power with respect to none of the shares.
<F2> As reported in a Schedule 13G dated March 20, 2000.  According to the filing, the reporting persons have sole voting and dispositive power, and shared voting and dispositive power, respectively, with respect to the following shares: ISP Opco Holdings Inc. (0 shares; 11,393 shares); ISP Investments Inc. (11,393 shares; 0 shares); International Specialty Products Inc. (17,088 shares; 11,393 shares); Samuel J. Heyman (0 shares; 3,647,121 shares); Heyman Investment Associates Limited Partnership (3,590,340 shares; 0 shares); and The

                                14

     Annette Heyman Foundation Inc. (28,300 shares; 0 shares). The filing indicates that in addition to the reported shares a corporate affiliate of Mr. Heyman is a party to equity derivative contracts with a broker-dealer relating to an aggregate of 9,494 shares. The filing states that ISP Investments Inc. has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 7,595 shares beneficially owned by ISP Investments Inc.

-----------------------------------------------------------------------

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

The following table shows the beneficial ownership of Reynolds common stock as of April 19, 2000 by each current director and nominee; the five most highly compensated executive officers of Reynolds named in the Summary Compensation Table; and all directors and executive officers as a group.

-----------------------------------------------------------------------



                                      Amount and Nature of Beneficial Ownership
                                                  (Number of Shares)
                                      -----------------------------------------
                                        Sole       Shared
                                       Voting      Voting
                                       and/or      and/or             Percent
                                      Investment Investment             of
                       Title of Class  Power<F1>  Power<F2> Total<F3> Class<F4>
                       -------------- ---------- ---------- --------- ---------
DIRECTORS/NOMINEES:
 Patricia C. Barron     Common Stock     1,536       ---       1,536
 John R. Hall           Common Stock     4,200       ---       4,200
 Robert L. Hintz        Common Stock     1,500       ---       1,500
 William H. Joyce       Common Stock     3,525       ---       3,525
 Mylle Bell Mangum      Common Stock     1,584       ---       1,584
 D. Larry Moore         Common Stock     1,615       ---       1,615
 Randolph N. Reynolds*  Common Stock   283,125    52,037     335,162    0.5%
 James M. Ringler       Common Stock     1,131       ---       1,131
 Sam Scott              Common Stock     2,000       ---       2,000
 Jeremiah J. Sheehan*   Common Stock   368,741     1,309     370,050    0.6%
 Joe B. Wyatt           Common Stock     1,500       ---       1,500
NAMED EXECUTIVE OFFICERS:
 Thomas P. Christino    Common Stock    73,971     5,236      79,207    0.1%
 William E. Leahey, Jr. Common Stock    74,200     2,725      76,925    0.1%
 Paul Ratki             Common Stock    78,498     2,715      81,213    0.1%
ALL DIRECTORS AND
 EXECUTIVE OFFICERS
 AS A GROUP (29
 persons):              Common Stock 1,705,512   529,761   2,235,273    3.4%
----------------------------------------------------------------------------

* also a Named Executive Officer


                         Additional
                          Common
                          Stock
                          Equiva-
                         lents<F5>
                        ------------
DIRECTORS/NOMINEES:
 Patricia C. Barron         1,627
 John R. Hall              10,585
 Robert L. Hintz            4,605
 William H. Joyce           6,510
 Mylle Bell Mangum          1,267
 D. Larry Moore             2,070
 Randolph N. Reynolds*      4,831
 James M. Ringler           5,832
 Sam Scott                  1,224
 Jeremiah J. Sheehan*      45,955
 Joe B. Wyatt               2,863
NAMED EXECUTIVE OFFICERS:
 Thomas P. Christino        7,335
 William E. Leahey, Jr.     9,584
 Paul Ratki                 6,647
ALL DIRECTORS AND
 EXECUTIVE OFFICERS
 AS A GROUP (29
 persons):                139,702

---------------------------------

* also a Named Executive Officer

<F1> Reported in this column are shares of Reynolds common stock held of record individually or held in the name of a bank, broker or nominee for the person's account and other shares with respect to which directors, nominees and executive officers (or their spouses, minor children or other relatives who share their home) have sole voting and/or investment power, including shares held as sole trustee or custodian for the benefit of others.

     Also included in this column are the following shares of Reynolds common stock which may be acquired within 60 days after April 19, 2000 under Reynolds' 1987, 1992, 1996 and 1999 Nonqualified Stock Option Plans: J. J. Sheehan, 353,000 shares; R. N. Reynolds, 206,000 shares; P. Ratki, 76,750 shares; T. P. Christino, 73,600 shares; W. E. Leahey, Jr., 74,200 shares; and all current directors and executive officers as a group, 1,543,400 shares. Such shares may not be voted at the annual meeting.


                                  15

<F2> Reported in this column are shares with respect to which directors, nominees and executive officers (or their spouses or minor children) share voting and/or investment power, including shares held jointly with others or as co-trustee for the benefit of others and shares credited as of April 19, 2000 to the accounts of participants under Reynolds' Savings and Investment Plan for Salaried Employees.

<F3> Each director, nominee and executive officer disclaims
     beneficial ownership of all securities which are not held for his or her benefit. Each of J. R. Hall, R. N. Reynolds and J.
     J. Sheehan also disclaims beneficial ownership of the following shares of Reynolds common stock held by his wife:
     Mrs. J. R. Hall, 200 shares; Mrs. R. N. Reynolds, 2,042 shares; and Mrs. J. J. Sheehan, 8,241 shares. An executive officer not named in the table disclaims beneficial ownership of 164 shares held by his wife. Another executive officer not named in the table disclaims beneficial ownership of 5,079 shares held by his wife. All disclaimed shares are included in the table.

<F4> Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.1% of the outstanding shares. Shares of Reynolds common stock which can be acquired within 60 days after April 19, 2000 through the exercise of stock options by a director or executive officer named in the table are deemed outstanding for the purpose of computing the percentage of outstanding common stock owned by such director or executive officer, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other director or executive officer. Such shares may not be voted at the annual meeting. Accordingly, directors, nominees and executive officers as a group own 691,873 shares which may be voted at the annual meeting, or 1.1% of the total number of shares that may be voted at the meeting.

<F5> Reported in this column are equivalent shares of common stock credited as of April 19, 2000 to the accounts of (a) non-employee directors/nominees under a deferred compensation plan and a stock plan; and (b) executive officers under variable compensation and salary deferral plans, an excess benefit plan and a long-term performance share plan. Such common stock equivalents may not be voted at the annual meeting.

-----------------------------------------------------------------

STOCK OWNERSHIP GUIDELINES

Reynolds has established stock ownership guidelines that apply to its non-employee directors and executive officers.

DIRECTORS
Each non-employee director is expected to own at least 1,500 shares of Reynolds common stock (or its equivalent, including phantom stock granted under director compensation plans). No specific period of time is established within which the minimum level must be reached. The Committee on Directors takes into consideration the failure of any non-employee director to make reasonable progress toward meeting the minimum level in weighing such director's renomination to the Board. All non-employee directors currently exceed the minimum ownership level.

EXECUTIVE OFFICERS
See "Report of Compensation Committee on Executive Compensation -- Stock Ownership Guidelines" for the stock ownership guidelines applicable to executive officers.

-------------------------------------------------------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Reynolds' directors and executive officers to file reports of Reynolds share ownership and changes in ownership. To the best of the Company's knowledge, all reports required to be filed by Reynolds' directors and executive officers were filed on a timely basis in 1999.

EXECUTIVE COMPENSATION

------------------------------------------------------------

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has general oversight responsibilities for compensation paid to executive officers.


OBJECTIVES
Reynolds' executive compensation program aims to:
 . build and retain a management team with exceptional abilities; and . focus management's attention, energy and skill on achieving short-term business goals, securing long-term profitable growth and building stockholder value.

ELEMENTS OF COMPENSATION
The key elements of Reynolds' compensation program are:
 .  base salary;
 . variable compensation in the form of annual awards; and . long-term compensation consisting of stock option awards and performance share units.

BENCHMARKING
The Committee meets regularly with management and with an independent compensation consultant to review the executive compensation program.
In its review, the Committee compares the total compensation of executive officers to that of a comparison group of companies. The comparison group currently consists of 25 comparably sized, capital intensive companies about which Reynolds' independent consultant has comprehensive compensation data. The group includes three of the companies in the aluminum, metals and containers industry peer group and ten of the companies in the S&P Basic Materials Index, against which Reynolds' stockholder return is measured in the Performance Graph on page 22. Differences in size within the comparison group are adjusted by regression analysis based on sales levels.

The Committee believes the comparison group is a representative sample of the types of companies that are Reynolds' most direct competitors for executive talent. Reynolds targets individual components of executive compensation against the comparison group but has no specific target for total compensation.

TAX LIMITS ON DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code limits Reynolds' ability to deduct certain compensation in excess of $1 million paid to the chief executive officer and the other four most highly compensated executive officers. Reynolds' Performance Incentive Plan, 1996 and 1999 Nonqualified Stock Option Plans and Long-Term Performance Share Plan are designed so that amounts paid to executive officers as a result of:
 .  variable compensation awards under the Performance Incentive Plan
 .  stock option grants and
 .  performance share unit awards

either qualify as "performance-based compensation" or are subject, if necessary, to mandatory deferrals. As a result, all such payments are deductible under Section 162(m). All compensation paid to executive officers for 1999 was fully deductible.

BASE SALARIES
Reynolds aims to pay base salaries that are competitive with the comparison group. Each year, management recommends to the Committee the salaries of all executive officers other than the chief executive officer. The Committee makes its own assessment of the chief executive officer's salary.

In making its recommendations to the Board, the Committee considers:
 . the executive officer's job responsibilities, performance and experience; . the business outlook for Reynolds;
 . the general state of the economy; and . pay practices of the comparison group, including salary data provided by
   Reynolds' independent compensation consultant.

For 1999, salaries paid to executive officers as a group were approximately 3% above the size-adjusted median for comparable companies.

VARIABLE COMPENSATION
Under Reynolds' Performance Incentive Plan, annual variable compensation is paid only if performance meets or exceeds preestablished goals, with relatively higher payments for superior performance. The higher the executive grade level, the greater the proportion of compensation contingent on accomplishment of business goals. Except as noted below under "Stock Ownership Guidelines", all awards are payable in cash.

For those participants who are reasonably likely to be subject to the Section 162(m) deductibility limitations, payments are made under the plan only upon the achievement of objective performance goals established at the beginning of the year. The Committee may reduce (or not pay) awards, but may not increase them. To allow the Committee some discretion to reward these participants for achievement of less objective but still important goals, Reynolds also has a Supplemental Incentive Plan. Under the supplemental plan, Reynolds establishes annual performance goals different from and independent of the objective performance goals under the Performance Incentive Plan. Reynolds establishes a performance threshold that must be reached before any award may be paid under the supplemental plan and sets maximum levels which limit the amount of the awards. Payments under the supplemental plan do not qualify as "performance-based compensation" under Section 162(m).

For 1999, Reynolds established threshold, target and maximum award levels to reward performance based on separate corporate and business unit goals. The key measures on a corporate basis were based on return on EVA(R)<F2> investment, supplemented by balanced scorecard goals including overall inventory reductions, safety improvement, Year 2000 readiness and other specific performance improvement goals. Business unit goals focused on return on EVA(R) investment, conversion cost improvements, inventory reductions, safety improvements and other goals critical to the particular business.
[FN]
___________________
<F2>  EVA(R) is a registered trademark of Stern Stewart & Co.

Accomplishment of business unit goals varied, with payouts ranging from 5% to 234.5% of target. Particularly strong performance was achieved by portions of Reynolds' Base Materials and Packaging and Consumer global business units. Overall performance against corporate goals lagged accomplishment of business unit goals, due in part to the negative effect of shortfalls in return on EVA(R) investment in some of Reynolds' business units. Performance against balanced scorecard goals was stronger, and the Committee noted in particular the continued progress in performance improvements that was sustained during the period when management of ongoing business operations had to be balanced with transition efforts required in connection with the proposed Alcoa merger. In the aggregate, corporate variable compensation averaged 85%, and business units 96%, of target.

LONG-TERM COMPENSATION
Stock Options. Each year, the Committee grants to executive officers and other key employees options to purchase common stock. All options are exercisable no earlier than one year or later than ten years from the date of grant at an exercise price equal to the fair market value of the underlying common stock on the grant date. The options provide a long-term incentive to build Reynolds' businesses and align management's objectives with stockholders' interests by rewarding management only when stockholder value is created. Except for required adjustments to reflect changes in Reynolds' capital structure, such as stock splits, Reynolds has never adjusted the price nor amended the financial terms of outstanding options. As a result, executive officers cannot benefit from stock price appreciation unless stockholders also benefit.

The size of the option award granted to each executive officer is generally based on a stock option grant schedule approved by the Committee. The schedule allocates shares authorized for stock options to eligible employees based on
(1) salary grade level and (2) long-term incentive compensation data provided by Reynolds' independent compensation consultant.

The schedule is used as a guide for what a typical award might be for each eligible employee, including each executive officer. Actual awards may vary based on an individual's experience, achievements and anticipated future contributions to Reynolds. (The number of options and shares currently held by an optionee is not a factor in determining individual grants.) In approving the schedule and the size of the awards for 1999, the Committee's decisions were based on its own judgment exercised within the framework described above, rather than on any particular corporate performance measure.

Performance Share Units. For a number of years, Reynolds has lagged substantially behind other companies in the comparison group with respect to long-term compensation. To bridge this gap, in 1998 Reynolds adopted a new Long-Term Performance Share Plan. Under this plan, as currently administered, executive officers are granted performance share units for a designated cycle (generally four years, although an initial two-year cycle was also established for 1998-99). The units may be earned (or not) based on Reynolds' total shareholder return (i.e., stock price appreciation plus dividends reinvested quarterly) relative to the S&P Basic Materials

Index. A threshold payment will be made if Reynolds matches the 40th percentile of the group, while target is payable at the 60th percentile and a maximum award of 150% is payable at the 80th percentile. Award levels were determined with the assistance of Reynolds' independent consultant and were intended to make long-term compensation opportunities for Reynolds more competitive with those in the comparison group. For the 1998-99 performance cycle, Reynolds' percentile ranking against the Basic Materials Index was 71.7%, resulting in a payout of 129.25% of target.

CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. Sheehan's compensation is established in accordance with the executive compensation philosophy and policies described above.

The Board of Directors meets after the close of each year in executive session to review the performance of Reynolds generally, senior management as a group and Mr. Sheehan individually. The Chairman of the Committee acts as "lead director" for this executive session.

Mr. Sheehan's salary level is generally the result of:
 .  individual performance and time in his current position;
 .  the salary grade level assigned to his position, which takes into account knowledge and level of responsibility;
 . salary data provided by Reynolds' independent compensation consultant; and . salary budget guidelines for the year, which take into account the business outlook for Reynolds.

The chief executive officer's salary is designed to be at the size-adjusted median for the comparison group, consistent with Reynolds' executive compensation philosophy. Mr. Sheehan did not receive a salary increase during 1999.

The Committee authorized a variable compensation payment of $501,385 to Mr. Sheehan for 1999, which was determined on a basis similar to that for other executive officers, including a supplemental payment equal to 10% of target to recognize his leadership efforts in working to effect a smooth transition for the proposed Alcoa merger while continuing to achieve good performance in day-to-day business operations.

Stock option and performance share unit grants to Mr. Sheehan were consistent with the scheduled amount for his salary grade level as chief executive officer and were designed to be competitive with long-term compensation for the comparison group. The payout to Mr. Sheehan for the 1998-99 performance cycle under the Long-Term Performance Share Plan was determined on a formula basis in accordance with the plan.

STOCK OWNERSHIP GUIDELINES
Reynolds has established stock ownership guidelines that apply to all executive officers. Under these guidelines, the following individuals are generally expected to own at least the indicated amount of common stock (or its equivalent, including equivalent shares of common stock under variable compensation and salary deferral plans):
 .  Chief Executive Officer...............................  3 times salary
 .  Any Vice Chairman or Executive Vice President.........  2 times salary
 .  Other officers or senior managers subject to the
    guidelines...........................................  1 times salary

No specific period of time is established within which the minimum level must be reached, although each individual subject to the guidelines is expected to meet the applicable minimum stock ownership level as soon as reasonably practicable.

If a participant in the Performance Incentive Plan who is subject to the guidelines does not meet the applicable minimum stock ownership level as of year-end, the next award to the participant will be paid part in cash and part in stock (up to one-half the value of the award but not to exceed the participant's annual rate of base salary in effect at the time of the award).

                     COMPENSATION COMMITTEE
                       John R. Hall, Chairman
                       Mylle B. Mangum
                       D. Larry Moore
                       Sam Scott
                       Joe B. Wyatt

                                                   April 14, 2000
                                                   Richmond, Virginia

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return on Reynolds common stock with that of:

 .  the Standard & Poor's 500 Stock Index; and
 .  the published S&P Basic Materials Index.

The graph assumes an initial investment of $100 on December 31, 1994 and reinvestment of all dividends.

-----------------------------------------------------------------------

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         REYNOLDS, S&P 500, AND PEER GROUP COMPARISONS


                      [GRAPH APPEARS HERE]


                      1994    1995   1996    1997   1998    1999

Reynolds              $100   $119    $121   $131    $118   $176
S&P 500 Index          100    138     169    226     290    351
S&P Basic Materials    100    120     141    156     147    185
Index


SUMMARY COMPENSATION TABLE

The following table shows the compensation for the last three years of Reynolds' chief executive officer and the four next highest paid executive officers who were serving at December 31, 1999.


                                          Annual Compensation
                                    -------------------------------


                                                           Other
                                                           Annual
      Name and                        Salary    Bonus   Compensation
  Principal Position           Year    ($)     ($)<F1>    ($)<F2>
--------------------------     ----  --------  --------  ---------
JEREMIAH J. SHEEHAN,
Chairman of the Board and      1999  $900,000  $501,385  $   991
Chief Executive Officer        1998   816,667   515,000    2,154
                               1997   654,167   866,617    5,506

--------------------------------------------------------------------
RANDOLPH N. REYNOLDS,
Vice Chairman and              1999  $468,000  $237,615  $ 1,899
Executive Officer              1998   450,000   243,090    1,559
                               1997   433,333   385,000   18,321

--------------------------------------------------------------------
PAUL RATKI,
Senior Vice President, Global  1999  $287,500  $262,273    $ -0-
Metals and Carbon Products     1998   262,500   283,000      -0-
                               1997   242,500   226,592      -0-

--------------------------------------------------------------------
THOMAS P. CHRISTINO,
Senior Vice President,         1999  $324,500  $195,977    $ -0-
Global Packaging and           1998   299,250   289,099      -0-
Consumer Products              1997   274,000   219,700      -0-


--------------------------------------------------------------------
WILLIAM E. LEAHEY, JR.,
Executive Vice President       1999  $350,000  $165,122    $ -0-
and Chief Financial Officer    1998   308,750   260,779      -0-
                               1997   275,000   231,765      -0-
--------------------------------------------------------------------



                                Long-Term Compensation
                               ------------------------
                                  Awards      Payouts
                               ------------  ---------
                                Securities                All
                                Underlying     LTIP      Other
      Name and                 Options/SARs   Payouts Compensation
  Principal Position             (#)<F3>      ($)<F4>    ($)<F5>
--------------------------     ------------  ---------  ----------
JEREMIAH J. SHEEHAN,
Chairman of the Board and      80,000 shs.  $1,667,741  $130,359
Chief Executive Officer        65,000 shs.         -0-    88,114
                               70,000 shs.         -0-    76,597

--------------------------------------------------------------------
RANDOLPH N. REYNOLDS,
Vice Chairman and              30,000 shs.    $534,052   $79,897
Executive Officer              25,000 shs.         -0-    69,532
                               25,000 shs.         -0-    61,653

--------------------------------------------------------------------
PAUL RATKI,
Senior Vice President, Global  19,000 shs.    $440,359   $38,982
Metals and Carbon Products     14,500 shs.         -0-    32,323
                                8,000 shs.         -0-    30,610

--------------------------------------------------------------------
THOMAS P. CHRISTINO,
Senior Vice President,         19,000 shs.    $440,359   $48,622
Global Packaging and           14,500 shs.         -0-    45,503
Consumer Products               8,500 shs.         -0-    41,893


--------------------------------------------------------------------
WILLIAM E. LEAHEY, JR.,
Executive Vice President       19,000 shs.    $440,359   $28,617
and Chief Financial Officer    14,500 shs.         -0-    24,677
                                7,500 shs.         -0-    22,481
--------------------------------------------------------------------

<F1> Amounts shown in this column for 1999 are cash awards of variable compensation granted under Reynolds' Supplemental Incentive Plan (in the case of Messrs. Sheehan, Reynolds and Leahey) and Performance Incentive Plan (in the case of Messrs. Christino and Ratki). Included in the amounts shown for Messrs. Sheehan, Reynolds and Leahey are special discretionary cash awards of $58,986, $27,955 and $19,426, respectively, in recognition of their efforts in managing transition efforts for the proposed merger of Reynolds with Alcoa Inc.
<F2> Reported in this column for 1999 are amounts reimbursed to the named executive officers for the payment of taxes.
<F3> Option awards in 1999 were granted under Reynolds' 1996
     Nonqualified Stock Option Plan, except for J. J. Sheehan's award, which was granted under Reynolds' 1999 Nonqualified Stock Option Plan. See "Stock Option Grants in 1999" below. None of the options has stock appreciation rights attached.
<F4> Amounts shown in this column for 1999 are payouts under
     Reynolds' Long-Term Performance Share Plan for the two-year cycle January 1, 1998 through December 31, 1999. Half of the award was paid in cash;


                                 23

     the other half was in the form of phantom stock to be paid out in shares of Reynolds common stock following termination of employment.
<F5> Amounts shown in this column for 1999 include the following:
     (a)  Company contributions to Reynolds' Savings and
          Investment Plan for Salaried Employees (the "Savings Plan") in the amount of $4,800 for J. J. Sheehan; $4,800 for R. N. Reynolds; $4,755 for P. Ratki; $4,766 for T. P. Christino; and $4,800 for W. E. Leahey, Jr.
     (b) Amounts credited as Company contributions under Reynolds' Benefit Restoration Plan for the Savings Plan in the amount of $22,200 for J. J. Sheehan; $9,240 for R.
          N. Reynolds; $3,873 for P. Ratki; $4,972 for T. P. Christino; and $5,700 for W. E. Leahey, Jr.
     (c) Amounts paid under Reynolds' Financial Counseling Assistance Plan for Officers in the amount of $8,410 for
          J. J. Sheehan; $20,803 for R. N. Reynolds; $570 for P. Ratki; $275 for T. P. Christino; and $937 for W. E. Leahey, Jr.
     (d) The present value costs of Reynolds' contribution toward 1999 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, in the amount of $94,949 for J. J. Sheehan; $45,054 for R. N. Reynolds; $28,297 for P. Ratki; $37,406 for T. P. Christino; and $17,180 for W. E. Leahey, Jr. Reynolds pays all premiums in excess of what the covered executive pays and retains a collateral interest equal to this amount, which it will recover when the insured executive reaches age 65 (or, if later, after 15 policy years). The covered executive owns the policy and pays premiums equal to the cost of individual term insurance.
     (e) The dollar value of above-market interest earned in 1999 on deferred compensation under Reynolds' New Management Incentive Deferral Plan in the amount of $1,487 for P. Ratki and $1,203 for T. P. Christino.

STOCK OPTION GRANTS IN 1999

The following table shows information about stock options granted by Reynolds in 1999.

-----------------------------------------------------------------

                                    Individual Grants
                   ------------------------------------------------
                    Number of      % of
                   Securities  Total Options  Exercise
                   Underlying    Granted      or Base               Grant-Date
                    Options    to Employees   Price Per  Expiration  Present
   Name            Granted<F1>  in 1999<F2>   Share<F3>     Date    Value<F4>
   ----            ----------- -------------  ---------  ---------- ----------
J. J. Sheehan ...... 80,000       11.2%       $60.875    5/21/2009  $1,443,200
R. N. Reynolds ..... 30,000        4.2         60.875    5/21/2009     541,200
P. Ratki ........... 19,000        2.7         60.875    5/21/2009     342,760
T. P. Christino .... 19,000        2.7         60.875    5/21/2009     342,760
W. E. Leahey, Jr. .. 19,000        2.7         60.875    5/21/2009     342,760

------------------------------------------------------------------------------

<F1> The options were granted under Reynolds' stockholder-approved
     1996 Nonqualified Stock Option Plan (the "1996 Plan") and 1999 Nonqualified Stock Option Plan (the "1999 Plan"). Each option entitles the optionee to purchase one share of common stock from Reynolds. The options are exercisable no earlier than one year or later than ten years from the date of grant at an exercise price equal to the fair market value of the underlying common stock on the date of grant. The options granted in 1999 will become exercisable on May 21, 2000.
     Upon a change in control of Reynolds, all options already granted would become immediately exercisable. See "Change in Control and Termination Arrangements - Compensation and Deferral Plans - Nonqualified Stock Option Plans" below.
     None of the options has stock appreciation rights attached.

     The 1996 Plan and 1999 Plan are substantially identical except that (1) the aggregate number of shares of common stock that may be sold or delivered under the 1999 Plan is 2,250,000 rather than 2,000,000; (2) the 1999 Plan limits the number of options that an optionee may be granted during its term to 750,000 shares rather than 300,000; (3) the 1999 Plan does not prohibit the transfer of options if the transfer is approved by the Compensation Committee of the Board of Directors; and (4) no options may be granted under the 1999 Plan after December 31, 2003, rather than December 31, 2000.

<F2> In 1999, 334 persons were granted options covering an
     aggregate of 712,600 shares of Reynolds common stock.

<F3> The optionee may pay the exercise price under the 1996 Plan and the 1999 Plan in cash, in shares of Reynolds common stock valued at fair market value on the date of exercise, in a combination of such stock or cash, or by using a broker-assisted or cashless exercise stock option financing program.

<F4> The grant-date present values were determined using the Black-
     Scholes method of option valuation, as permitted by SEC rules. Such values are theoretical and not necessarily indicative of the ultimate value of the options to the executive officers. The following assumptions were used in making the calculations: (1) a risk-free interest rate of 5.6%; (2) a dividend yield of 2.1%; (3) a volatility factor of the expected market price of the common stock of .270; (4) an option term of 6 years; and (5) an option exercise price of $60.875 per share. The assumptions used should not be considered indicators of future dividend policy or stock price appreciation.

     The Black-Scholes formula does not take into account, and the values shown in the table were not adjusted for, two important aspects of options awarded under the 1996 Plan and the 1999 Plan. First, the formula

                                 25

     assumes that a liquid market exists for the options;
     however, options awarded under the 1996 Plan and 1999
     Plan are not fully transferable. Second, it assumes that the options may be exercised immediately; however, options awarded under the 1996 Plan and 1999 Plan may not be exercised earlier than one year from the date of grant except as noted in footnote (1) above.

     The ultimate value of the options will depend on the amount, if any, by which the market price of the common stock exceeds the exercise price at any time, and the timing of exercises, neither of which can be accurately predicted.

     On April 19, 2000, the closing price of Reynolds common stock as reported on the New York Stock Exchange Composite
     Transactions Tape was $64.0625 per share.

AGGREGATED OPTION EXERCISES IN 1999 AND
OPTION VALUES AT DECEMBER 31, 1999

The table below shows information about stock options exercised during 1999 and the number and value of unexercised options held at the end of 1999.

-------------------------------------------------------------
                                              Number of
                                              Securities
                                              Underlying
                                              Unexercised
                                              Options at
                   Number of                December 31, 1999
                    Shares                  -----------------
                   Acquired      Value        Exercisable/
   Name           on Exercise  Realized($)    Unexercisable
   ----           -----------  ------------ -----------------
J. J. Sheehan .....   -            -         280,500 / 80,000
R. N. Reynolds ....   -            -         192,000 / 30,000
P. Ratki ..........   -            -          57,750 / 19,000
T. P. Christino ...   -            -          54,600 / 19,000
W. E. Leahey, Jr. .   -            -          55,200 / 19,000

-------------------------------------------------------------

-------------------------------------------------------------

                            Value of
                           Unexercised
                           In-the-Money
                            Options at
                         December 31, 1999
                      -----------------------
                           Exercisable/
   Name                  Unexercisable<F1>
   ----               -----------------------
J. J. Sheehan .....   $5,494,750 / $1,260,000
R. N. Reynolds ....    4,191,250 /    472,500
P. Ratki ..........    1,204,281 /    299,250
T. P. Christino ...    1,142,800 /    299,250
W. E. Leahey, Jr. .    1,161,363 /    299,250

-------------------------------------------------------------

<F1> Based on the difference between the option exercise
     price and the closing price of $76.625 per share of Reynolds common stock on December 31, 1999 as reported on the New York Stock Exchange Composite Transactions Tape.

PENSION PLAN TABLE

The following table shows the annual benefits that would be payable at retirement to persons in specified final average earnings and years-of-benefit-service classifications under Reynolds' defined benefit pension plan (called the New Retirement Program for Salaried Employees) and benefit restoration plan (called the Benefit Restoration Plan for New Retirement Program). The amounts shown are based on the Social Security Act in effect for retirement in 2000. Such amounts are not necessarily indicative of amounts that are or may actually become payable.

----------------------------------------------------------------------------

                          Years of Benefit Service at Retirement<F1>
Final Average
  Earnings          5        10        15        20         25        30
--------------  --------  --------  --------  --------  --------  ----------
$  150,000      $ 12,640  $ 25,280  $ 37,921  $ 50,561  $ 63,201  $   69,841
   300,000        26,140    52,280    78,421   104,561   130,701     144,841
   450,000        39,640    79,280   118,921   158,561   198,201     219,841
   600,000        53,140   106,280   159,421   212,561   265,701     294,841
   750,000        66,640   133,280   199,921   266,561   333,201     369,841
   900,000        80,140   160,280   240,421   320,561   400,701     444,841
 1,050,000        93,640   187,280   280,921   374,561   468,201     519,841
 1,200,000       107,140   214,280   321,421   428,561   535,701     594,841
 1,350,000       120,640   241,280   361,921   482,561   603,201     669,841
 1,500,000       134,140   268,280   402,421   536,561   670,701     744,841
 1,650,000       147,640   295,280   442,921   590,561   738,201     819,841
 1,800,000       161,140   322,280   483,421   644,561   805,701     894,841
 1,950,000       174,640   349,280   523,921   698,561   873,201     969,841
 2,100,000       188,140   376,280   564,421   752,561   940,701   1,044,841

----------------------------------------------------------------------------

               Years of Benefit Service
                   at Retirement<F1>
Final Average
  Earnings          35          40
--------------  ----------  ---------
$  150,000      $   76,481 $   83,122
   300,000         158,981    173,122
   450,000         241,481    263,122
   600,000         323,981    353,122
   750,000         406,481    443,122
   900,000         488,981    533,122
 1,050,000         571,481    623,122
 1,200,000         653,981    713,122
 1,350,000         736,481    803,122
 1,500,000         818,981    893,122
 1,650,000         901,481    983,122
 1,800,000         983,981  1,073,122
 1,950,000       1,066,481  1,163,122
 2,100,000       1,148,981  1,253,122

-------------------------------------

<F1> Benefits are computed as if paid on the basis of a straight life annuity, assuming retirement at age 65.

The defined benefit pension plan provides participants an annual benefit upon retirement determined under a formula that takes into account:

 .  final average earnings;
 .  years of benefit service; and
 .  Social Security benefits.

Final average earnings include base salary, plus profit sharing and variable compensation awards, in the five consecutive years for which the average is highest during the fifteen years before retirement. Benefits calculated under the formula are reduced by an amount based on both (a) the primary Social Security benefit estimated to be payable upon retirement or, if later, at age 65 and (b) years of benefit service. Benefits payable under the plan are also directly offset by benefits payable to participants from a predecessor pension plan maintained by Reynolds that was terminated in 1983.

The nonqualified benefit restoration plan provides for the payment from general funds of amounts otherwise payable under Reynolds' defined benefit pension plan but for Internal Revenue Code limitations. Such limitations restrict the compensation that may be taken into account to calculate benefits and the actual benefits payable under tax-qualified defined benefit plans.

The following table shows the final average earnings and years of benefit service for each of the executive officers named in the Summary Compensation Table, assuming retirement (and eligibility for retirement) at January 1, 2000.

-------------------------------------------------------------------

                          Final Average    Years of Benefit
        Name                 Earnings      Service Completed
        ----              -------------    -----------------
  J. J. Sheehan ........  $1,150,323             12
  R. N. Reynolds .......     675,600             31
  P. Ratki .............     406,463             32
  T. P. Christino ......     439,115             26
  W. E. Leahey, Jr. ....     426,545              9

-------------------------------------------------------------------

CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS

MERGER
Reynolds and Alcoa have entered into a definitive merger agreement dated as of August 18, 1999. Under the terms of the agreement, Alcoa will acquire all outstanding shares of Reynolds in a tax-free, stock-for-stock transaction. Completion of the merger, which has been approved by Reynolds' stockholders, is subject to customary closing conditions, including review by antitrust regulatory authorities. See "Merger with Alcoa Inc." above.

SEVERANCE AGREEMENTS
Reynolds has entered into severance agreements with certain key executives, including each of the executive officers named in the Summary Compensation Table. If, within three years of a change in control of Reynolds, Reynolds terminates the executive's employment without cause or the executive terminates his or her own employment for good reason, the executive will be entitled to the following:

 . the product of (1) the executive's annual base salary at the time of termination or, if higher, at the time of the change in control, plus the highest cash target bonus opportunity established for the executive for 1998 or any future year times
  (2) the lesser of 3 and the number of years pro-rated for the number of full months until the executive's 65th birthday;
 . a cash payment equal to the excess of the pension the executive would have received if the executive were fully vested and had three additional years of service over the pension the executive is entitled to at the date of termination; and
 . waiver of any premium required for retiree health benefits.

In addition, the executive will be entitled to:
 . continued medical, life and disability benefits for three years following termination;
 . transferred ownership of the car assigned to the executive at the time of termination;
 . reimbursement for any applicable excise tax liability for excess parachute payments; and

 . reimbursement for all costs and expenses incurred as a result of any claim or proceeding relating to the severance agreement.

The severance agreements require the executive to make himself or herself available for consultation for no more than five days or 30 hours per month for three years following termination.

The proposed merger of Reynolds with Alcoa would constitute a change in control of Reynolds for purposes of the severance agreements. The cash amounts the executive officers named in the Summary Compensation Table would receive under the severance agreements if their employment were terminated by Reynolds without cause or by the executive for good reason immediately following the proposed merger, including the estimated payment for excise taxes, are: J. J. Sheehan, $8,841,962; R. N. Reynolds, $3,817,369; P. Ratki, $2,710,009; T. P. Christino,
$2,897,325; and W. E. Leahey, Jr., $2,862,047. These amounts are based on a price of Reynolds common stock of $70.89 per share and assume the merger occurred on January 1, 2000 and such executive officers were terminated without cause as of such date.

COMPENSATION AND DEFERRAL PLANS
Nonqualified Stock Option Plans. Stock options granted under Reynolds' nonqualified stock option plans normally become exercisable one year after they are granted and may be forfeited upon termination of employment except for reasons of death, disability or retirement. Upon a change in control of Reynolds, all options already granted under the plans would become immediately exercisable. Options would also remain exercisable in accordance with their terms for any option holder whose employment was actually or constructively terminated by Reynolds other than for cause within three years after the change in control or, in the case of parties to executive severance agreements, upon the executive's decision to terminate his or her employment for good reason. In the case of optionees who are directors or executive officers, the date as of which options first become exercisable may not be accelerated to occur earlier than six months from the date of grant if acceleration would cause the grant to be ineligible for an exemption from short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934. The proposed merger with Alcoa would constitute a change in control for these purposes.

Messrs. J. J. Sheehan, R. N. Reynolds, P. Ratki, T. P. Christino and W. E. Leahey, Jr. hold 160,000, 60,000, 38,000, 38,000 and
38,000 options, respectively, that will become immediately exercisable as a result of the merger. At the time the merger becomes effective, each outstanding option to purchase Reynolds common stock will be converted into an option to acquire the number of shares of Alcoa common stock equal to the number of shares of Reynolds common stock which could have been obtained upon the exercise of the option immediately before the time the merger becomes effective multiplied by the exchange ratio. The exercise price will be adjusted to equal the exercise price for such option immediately before the time the merger becomes effective divided by the exchange ratio.

Long-Term Performance Share Plan. Under this plan, executive officers and other key employees are granted performance share units for a designated cycle, which will be earned if the performance goals established for that cycle have been met. Half of the award will be payable in cash; the other half will be in the form of phantom stock, which will not be paid out until the year following termination of employment and will be paid in shares of common stock. The phantom stock accounts are credited with dividend equivalents based on the dividends that would have been paid if the phantom stock had actually been issued and outstanding. Participants may voluntarily defer receipt of up to 85% of the cash portion payable with respect to a performance cycle. The plan also contains mandatory deferral provisions applicable to those participants who are reasonably likely to be subject to the Section 162(m) deductibility limitations. Upon a change in control of Reynolds, awards for the current performance periods would be paid in cash, as if the change in control date were the end of the performance cycle, except that pro rata awards would be paid if the performance cycle has been in effect for less than one year, and all deferred awards, including any phantom stock portion, would also be paid immediately following the change in control. Plan participants would also be made whole on an after-tax basis for any excise tax liability that results from change in control payments under the plan. The proposed merger with Alcoa would constitute a change in control for purposes of this plan. Assuming a change in control on January 1, 2000 and a price of Reynolds common stock of $70.89 per share, the following lump sum cash payments (including the estimated amount for excise taxes) would have been payable under the plan to the executive officers named in the Summary Compensation
Table:  J. J. Sheehan, $3,845,459; R. N. Reynolds, $1,160,215; P.
Ratki, $1,002,748; T. P. Christino, $1,005,953; and W. E. Leahey,
Jr., $1,009,553.

Salary Deferral Plan for Executives. This plan allows eligible employees whose annual base salary exceeds the compensation that can be taken into account for qualified pension plan purposes under the Internal Revenue Code to defer receipt of up to 90% of each year's base salary to the extent the salary exceeds the statutory limit. Deferred amounts are credited with phantom earnings equal to what would be earned if the deferred amounts were actually invested in any of the investment funds available under Reynolds' Savings and Investment Plan for Salaried Employees. Deferrals are not paid out until the participant terminates employment and are paid in cash. Upon a change in control of Reynolds, deferrals would be accelerated and paid out in a lump sum within 10 days of the date of the change in control. The proposed merger with Alcoa would constitute a change in control for purposes of this plan.

New Management Incentive Deferral Plan. This plan allows executive officers and other key employees who are recommended by the chief executive officer to defer receipt of up to 85% of variable compensation, if any, otherwise payable under Reynolds' Performance Incentive Plan and Supplemental Incentive Plan for services performed each year. The variable compensation may be deferred into (1) an interest account, which is credited with interest at a rate determined by the Compensation Committee for that year's deferrals or (2) in certain cases, a phantom stock account, which is credited with dividend equivalents based on the dividends that would have been paid on the phantom stock if the participant had actually owned shares of common stock. Deferrals must be for a period of at least five years, except in the case of retirement. A predecessor plan to this plan, under which no further deferrals are being made, contains substantially similar provisions. Upon a change in control of Reynolds, deferrals would be accelerated and paid out in a lump sum within 10 days of the change in control.
The proposed merger with Alcoa would constitute a change in control for purposes of this plan.

Benefit Restoration Plan for Savings and Investment Plan. This nonqualified plan provides for payment from general funds of amounts otherwise payable under Reynolds' Savings and Investment Plan for Salaried Employees but for Internal Revenue Code limitations. Amounts are credited to covered employees' accounts as if invested in Reynolds common stock. Upon a change in control of Reynolds, the amounts credited to participants' accounts would automatically be paid to participants. The proposed merger with Alcoa would constitute a change in control for purposes of this plan.

Reynolds Grantor Trust. The Reynolds Metals Company Grantor Trust Agreement requires Reynolds, within 30 days after a change in control or a potential change in control, to contribute to the trust assets to fund the benefits payable under the Benefit Restoration Plan for New Retirement Program, the Supplemental Death Benefit Plan for Officers, and the individual supplemental retirement benefit agreements with W. O. Bourke and W. S. Leonhardt, each a former director and executive officer of Reynolds. These amounts would be returned to Reynolds if a change in control did not occur within one year of a potential change in control. The term "potential change in control" generally means the good faith determination by the Chief Executive Officer and the Chief Financial Officer that a change in control is reasonably likely to occur in the next thirty days. The proposed merger with Alcoa would constitute a change in control of Reynolds for this purpose, and it is expected that the trust would be funded before completion of the merger.

Directors' Compensation Plans. See "Compensation of Directors" above.

GENERAL INFORMATION

------------------------------------------------------------------

ANNUAL REPORT

Reynolds' 1999 Annual Report, containing audited financial statements for the year 1999, is being mailed to each stockholder with this proxy statement.

FORM 10-K REPORT REQUESTS

REYNOLDS WILL PROVIDE STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN
REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED DECEMBER 31, 1999 FILED WITH THE SEC. Requests should be addressed to:

Reynolds Metals Company
6601 West Broad Street
P.O. Box 27003
Richmond, Virginia 23261-7003
Attention:  Secretary

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

If you wish to submit proposals which are proper subjects for consideration for possible inclusion in the proxy materials for Reynolds' 2001 annual meeting of stockholders (if applicable), Reynolds must receive them on or before December 21, 2000. Proposals should be submitted in writing as specified by SEC rules to:

Reynolds Metals Company
6601 West Broad Street
P.O. Box 27003
Richmond, Virginia 23261-7003
Attention:  Secretary

STOCKHOLDER NOMINATIONS AND NOTICE OF OTHER BUSINESS

The Committee on Directors will consider stockholder nominations for director if submitted in writing in accordance with the By-Law procedures referred to below, addressed to:

Committee on Directors
c/o Secretary
Reynolds Metals Company
6601 West Broad Street
P.O. Box 27003
Richmond, Virginia 23261-7003

Reynolds' By-Laws specify procedures for notifying Reynolds of nominations for director and other business to be properly brought before any meeting of stockholders. You may obtain a copy of the relevant By-Law provisions by writing to Reynolds' Secretary at the address listed above. Notice of business to be brought before Reynolds' 2001 annual meeting of stockholders (if applicable), including stockholder nominations for director, must be received on or before March 21, 2001.



                                    DONNA C. DABNEY
                                    Secretary

April 20, 2000
Richmond, Virginia

==================================================================






                            Notice of

                         Annual Meeting

                         of Stockholders

                         June 15, 2000

                              and

                        Proxy Statement







                             [LOGO]

                     REYNOLDS METALS COMPANY


==================================================================

                                                       APPENDIX A


                     REYNOLDS METALS COMPANY


           PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS
                         JUNE 15, 2000


The undersigned hereby appoints Jeremiah J. Sheehan, D. Michael Jones and Donna C. Dabney, or any of them, each with full power of substitution, as proxies for the undersigned, and authorizes them to vote the shares of common stock of Reynolds Metals Company (the "Company") which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders to be held at the Company's offices, 6601 West Broad Street, Richmond, Virginia, on Thursday, June 15, 2000 at 4:00 P.M. (Eastern Daylight Time), and at all adjournments thereof, as indicated on the matters set forth on the reverse side, and in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby confers upon the proxies and each of them authority to vote for a substitute nominee or substitute nominees designated by the Board of Directors with respect to the election of directors if any nominee is unavailable to serve for any reason if elected.

NOTE TO PARTICIPANTS IN THE REYNOLDS METALS COMPANY SAVINGS AND INVESTMENT PLAN FOR SALARIED EMPLOYEES, REYNOLDS METALS COMPANY SAVINGS PLAN FOR HOURLY EMPLOYEES, AND EMPLOYEES SAVINGS PLAN:
This card serves as your instruction form to the trustee under the relevant plan about how to vote your allocable portion, if any, of the total number of shares of Company common stock held by the plan. The number of plan shares shown on this card may not be the same as the number of plan shares shown on your last account statement due to the use of a different valuation date or accounting method. Please note that only the trustee of the plan has the authority to cast a vote in person at the annual meeting to vote the plan shares. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the respective plan and trust. In accordance with the terms of the relevant plan, shares that are allocated to participants who do not send instructions to the trustee, and shares held in a plan that have not yet been allocated to participants, will be voted by the trustee in the same proportions as the allocated shares in that plan as to which instructions are received, unless the trustee determines that its fiduciary duty requires otherwise. You are considered to be the "named fiduciary" for purposes of instructing the trustees as to how to vote the shares allocated to your account and a proportionate share of the unallocated shares.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THE
STOCKHOLDER; WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE
VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

--------------------------------------------------------------------

                      FOLD AND DETACH HERE

                                    Please mark your
                                    votes as indicated      [X]
                                    in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.  THE
PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE IN THEIR DISCRETION
UPON MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY
ADJOURNMENT OR POSTPONEMENT THEREOF.

--------------------------------------------------------------------

1.  Election of               FOR all nominees        WITHHOLD
    Directors:                (except as withheld     AUTHORITY
    Nominees:                 in the space            to vote for all
    Patricia C. Barron,       provided)               nominees
    John R. Hall,                 ___                    ___
    Robert L. Hintz,            /___/                  /___/
    William H. Joyce,
    Mylle Bell Mangum,
    D. Larry Moore,
    Randolph N. Reynolds,
    James M. Ringler,
    Samuel C. Scott, III,
    Jeremiah J. Sheehan,
    Joe B. Wyatt

    (To withhold authority to
    vote for any individual nominee,
    write that nominee's name in the
    space provided below.)

    --------------------------------

                                         FOR      AGAINST      ABSTAIN
2.  Ratification of Selection of
    Ernst & Young LLP as                 ___        ___          ___
    Independent Auditors                /___/      /___/        /___/



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

------------------------------------------------------------------------

3.  Stockholder Proposal relating
    to the CERES Principles              FOR      AGAINST     ABSTAIN
                                          ___        ___         ___
                                        /___/      /___/       /___/

------------------------------------------------------------------------


                                                               ___
                          I WILL ATTEND THE ANNUAL MEETING   /___/


Signature___________________Signature_____________________Date _________

Please mark, date and sign as your name appears above and return in the enclosed envelope. Joint owners should each sign. If signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give your full title as such. If the signer is a corporation, sign the full corporate name by a duly authorized officer.
 ...........................................................................
                           FOLD AND DETACH HERE

Enclosed are materials relating to the 2000 Annual Meeting of Stockholders of Reynolds Metals Company. The meeting will be held on Thursday, June 15, 2000, at 4:00 p.m., Eastern Daylight Time. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

Whether you plan to attend the meeting or not, please complete, sign and return BEFORE THE ANNUAL MEETING ON JUNE 15, 2000 the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. If you plan to attend the annual meeting, please mark the attendance box on the proxy card.


              YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.